EXHIBIT 99.1
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SUTRON CORPORATION                          FOR IMMEDIATE RELEASE
21300 Ridgetop Circle                       November 14, 2005
Sterling, VA 20166                          Contact: Sidney Hooper
(703) 406-2800                              (703)406-2800
(703) 406-2801 FAX                          shooper@sutron.com
NASDAQ STRN
www.sutron.com



SUTRON CORPORATION REPORTS THIRD QUARTER 2005 RESULTS

NOVEMBER 14, 2005, STERLING, VA... Sutron Corporation (NASDAQ: STRN), a leading provider of hydrological and meteorological monitoring products, systems and services, today reported financial results for the quarter ended September 30, 2005.

FINANCIAL HIGHLIGHTS

FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2005:

--Revenue was down 27% to $3,512,443 from $4,813,906 in the third quarter of 2004.

--Net income was down 57% to $270,242 from $632,959 in the third quarter of 2004.

--Earnings per share were $0.06 versus earnings of $0.15 per share during the third quarter of 2004.

--Gross margin was 38.5% versus 38% in 2004.

"In the third quarter of 2004, Sutron set records in revenue and profits. Sutron completed a $2.5 million project in Poland and had substantially completed a $1.5 million project with Hanscom Air Force Base. These projects were significant to our 2004 revenue and profitability. We were hopeful to replace these projects in 2005," said Raul McQuivey, Sutron's Chief Executive Officer "and had expected to receive two large international contracts earlier in this year that are still in the process of negotiation and review. We do expect to receive these contracts in the next several months and have increased inventory levels in anticipation of these awards. Sutron's business is significantly influenced by large projects that require government approvals; however, the timing of the awards is difficult to project. No assurances can be made that the contracts will be received during the next several months."

"Total customer orders for the third quarter were down to $5.7 million versus $6.1 million in 2004. We received customer orders in the third quarter of 2005 for 820 SatLink2 Transmitter/Loggers and 50 NOS tides systems and 50 NOS redundant tides systems, which products carry high margins. Due to many orders coming in the latter part of the third quarter and due to the mix of products ordered, we were unable to increase our third quarter shipments accordingly. We do expect strong fourth quarter revenues as a result of the buildup in our backlog."

"Sutron's operating margins have been affected not only by the revenue decrease but also by a product development spending increase. Product development spending in the third quarter was up approximately $74,000 over 2004 (spending for the nine months ended September 30, 2005 was up approximately $255,000). The increased spending is primarily for the development of our next generation dataloggers that will be released in early 2006. They will be easier and less costly to manufacture and contain improved functionality. We also continue to enhance and improve the SatLink2 Transmitter/Logger, which is the only satellite-transmitter-with-datalogger certified to operate on weather satellites over every continent in

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the world. Our SatLink2 and dataloggers are critical to our maintaining a dominant position in the hydro-meteorological real-time data collection market."

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005:

--Revenue was down 16% to $10,564,260 from $12,614,975 in the first nine months of 2004.

--Net income was $794,513 versus net income of $1,535,235 in the first nine months of 2004.

--Earnings per share were $0.18 versus $0.36 per share during the first nine months of 2004.

--Gross margin was 40.4% versus 38.6% in 2004.

OTHER Q3 2005 HIGHLIGHTS Among other Q3 2005 highlights, Sutron:

--Received orders totaling $1,126,538 from NOAA's National Ocean Service (NOS) to provide tide systems and equipment.

--Received orders totaling $968,680 from the U.S. Geological Survey Hydrologic Instrumentation Facility (HIF) for SatLink2 GOES Transmitter/Loggers, Accububble Water Level Systems and XLite Dataloggers.

--Was awarded orders totaling $584,357 by the South Florida Water Management District (SFWMD) to Sutron's Brandon, Florida office. Sutron provides the District with flow monitoring, science and engineering, site installation and SCADA services in support of SFWMD's actions to comply with requirements of CERP (Comprehensive Everglades Restoration Plan).

THIS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS REGARDING OUR EXPECTED FUTURE FINANCIAL POSITION, RESULTS OF OPERATIONS, CASH FLOWS, FINANCING PLANS, BUSINESS STRATEGY, PRODUCTS AND SERVICES, COMPETITIVE POSITIONS, GROWTH OPPORTUNITIES, PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, AS WELL AS STATEMENTS THAT INCLUDE WORDS SUCH AS "ANTICIPATE," "IF," "BELIEVE," "PLAN," "ESTIMATE," "EXPECT," "INTEND," "MAY," "SHOULD" AND OTHER SIMILAR EXPRESSIONS ARE FORWARD-LOOKING STATEMENTS. ALL FORWARD-LOOKING STATEMENTS INVOLVE RISKS, UNCERTAINTIES AND CONTINGENCIES WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM ANTICIPATED RESULTS, PERFORMANCE, OR ACHIEVEMENTS. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS INCLUDE THOSE SET FORTH IN OUR FILINGS WITH THE SEC, INCLUDING THE DISCLOSURE UNDER THE HEADING "BUSINESS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS" IN THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB/A FILED ON JUNE 15, 2005. WE ARE UNDER NO OBLIGATION TO UPDATE OR ALTER OUR FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.



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